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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                              FORM 8-A/A (Number 1)


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               FOTOBALL USA, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)


Delaware                                                             33-0614889
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(State of incorporation                                           (IRS Employer
or organization)                                            Identification No.)


3738 Ruffin Road, San Diego, California                                   92123
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(Address of principal executive offices)                             (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                                    Name of each exchange on
      Title of each class                            which each class is to
      To be so registered                                 be registered
      -------------------                                 -------------
              None                                            None


Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
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                                (Title of Class)




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Item 1. Description of Registrant's Securities to be Registered
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         On August 12, 1996, the board of directors of Fotoball USA, Inc.
declared a dividend of one preferred stock purchase right for each outstanding share of Fotoball common stock, par value $.01 per share. The rights were issued to stockholders of record on August 30, 1996. The description and terms of the rights are contained in an amended and restated rights agreement, dated as of August 19, 1996, as amended and restated as of May 18, 1999, between Fotoball and Continental Stock Transfer & Trust Company, as rights agent. You should carefully review the full text of the amended and restated rights agreement, which is attached as Exhibit 2.2.

         Initially, the rights will be attached to all common stock certificates representing shares then outstanding and no separate rights certificates will be distributed. The rights will not be deemed to have been distributed and will not exercisable, transferable separately or trade separately from the shares of Fotoball common stock, until

         o the 10th business day after the date a person or group publicly announces that it is an "Acquiring Person" (see below); or

         o the 10th business day, or such later day as the Fotoball board determines, after a person or group announces a tender or exchange offer, which, if consummated, would result in such person or group beneficially owning 15% or more of the Fotoball common stock.

Separate certificates representing the rights will be mailed as of the distribution date. After the distribution date, each right will entitle its registered holder to buy .001 of a share of Fotoball's Series A preferred stock, par value $.01 per share, at an exercise price of $30.00, subject to certain antidilution adjustments. The ability to purchase shares of Class A preferred stock will continue until August 11, 2006 or, if earlier, the redemption or exchange of the rights. The holders of rights will not have any voting rights or be entitled to dividends until the rights are exercised.

         In general, an "Acquiring Person" means any person or group of affiliated persons, other than

         o     Fotoball or its subsidiaries
         o certain benefit plans and other entities affiliated with Fotoball or its subsidiaries
         o any person or group of affiliated persons whose acquisition of 15% or more is approved in advance by the Fotoball board who, after August 12, 1996, acquires beneficial ownership of 15% or more of the outstanding shares of Fotoball common stock. No person or group who beneficially owned 15% or more of the outstanding shares of Fotoball common stock on August 12, 1996 will be considered an Acquiring Person unless he or it acquires an additional 2% of the Fotoball common stock in a


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transaction not approved by the Fotoball board in advance. The date that the 15%
level or the 2% level is exceeded is referred to as the "stock acquisition date."

         If a person or group of affiliated persons becomes an Acquiring Person, then each right other than rights owned by such Acquiring Person and its affiliates and associates, will entitle the holder thereof to purchase, for the exercise price, a number of shares of Fotoball common stock having a then current market value of twice the exercise price. Accordingly, at the original exercise price of $30.00, each right would entitle its registered holder to purchase $60.00 worth of Fotoball common stock for $30.00. Each right owned by an Acquiring Person and its affiliates and associates will be null and void.

         If at any time

         o     Fotoball merges into another entity
         o an acquiring entity merges into Fotoball and the Fotoball common stock is changed into or exchanged for other securities or assets of the acquiring entity, or
         o     Fotoball sells more than 50% of its assets or earning power,

then each right will entitle the holder thereof to purchase, for the exercise price, a number of shares of common stock of such other entity having a current market value of twice the exercise price. The foregoing will not apply to a transaction approved by a majority of the Fotoball board.

         At any time after any person becomes an Acquiring Person, the Fotoball board may exchange rights, other than rights owned by the Acquiring Person and its affiliates and associates, in whole or in part, for Fotoball common stock on a 1:1 basis, subject to adjustment. Each right owned by an Acquiring Person and its affiliates and associates will be null and void.

         The purchase price payable, and the number of shares of Series A preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 2% of the purchase price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preferred stock on the last trading date prior to the date of exercise. The rights are redeemable at Fotoball's option, at any time prior to the stock acquisition date, for $.01 per right, payable in cash or shares of Fotoball common stock.


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         The Fotoball board may amend the amended and restated rights agreement in any manner prior to the distribution date. After the distribution date, the Board may amend the amended and restated rights agreement only to

         o     to cure ambiguities
         o     to shorten or lengthen certain time periods, or
         o if such amendment does not adversely affect the interests of rights holders and does not relate to any principal economic term of the rights.


Item 2. Exhibits
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2.1      Specimen Form of Rights Certificate (attached as Exhibit B to the
         Amended and Restated Rights Agreement).

2.2 Form of Amended and Restated Rights Agreement, dated as of August 19, 1996, as amended and restated as of May 18, 1999, between Fotoball USA, Inc. and Continental Stock Transfer & Trust Company.

2.3 Form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock. (Incorporated by reference to Exhibit 2.3 of Fotoball's Registration Statement on Form 8- A filed with the SEC on August 23, 1996 (File No. 0-21239)).

2.4 Summary of Rights Plan (attached as Exhibit C to the Amended and Restated Rights Agreement).


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                  FOTOBALL USA, INC.


Date: August 10, 1999                             By /s/ Michael Favish
                                                     ----------------------
                                                     Michael Favish
                                                     President, Chief Executive
                                                     Officer



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                                  EXHIBIT INDEX
                                  -------------

2.1 Specimen Form of Rights Certificate (attached as Exhibit B to the Amended and Restated Rights Agreement).

2.2 Form of Amended and Restated Rights Agreement, dated as of August 19, 1996, as amended and restated as of May 18, 1999, between Fotoball and Continental Stock Transfer & Trust Company.

2.4 Summary of Rights Plan (attached as Exhibit C to the Amended and Restated Rights Agreement).

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